Exhibit 99.5

Employee FAQ

Note: E2open’s merger with Amber Road is subject to customary closing conditions, including regulatory approval.

Please refer to the related press release announcing the merger.

What is E2open?

E2open is one of the premier cloud-based providers of networked supply chain solutions, featuring a complete portfolio of applications that enable the world’s most complex supply chains to better plan, collaborate, and execute their end-to-end operations. Many of the largest brands, manufacturers, and logistics operators across a range of industries—use the E2open network and platform to orchestrate their global supply chains creating significant efficiencies.

What is the strategic rationale for the proposed combination? What is the value to customers?

The combination of E2open and Amber Road creates a premier offering in the market that allows customers to operate their entire end-to-end supply chain – from sourcing to manufacturing to trade management to logistics and distribution to omni-channel operations – from one place in the cloud. Specifically, the addition of Amber Road’s solutions will extend E2open’s portfolio with:

•	Rich trade content information services to improve sourcing decisions and lower costs;
•	Integrated trade management solutions to automate import and export processes;
•	Extensive duty deferral and free trade agreement management solutions to improve margins;
•	Comprehensive sourcing solutions for brand companies in the apparel and footwear industries; and
•	A complementary network of global trade partners with customs filing capabilities.

When will the transaction be expected to close?

We must go through a regulatory approval process and the offer to purchase shares from E2open must remain open for no fewer than 20 business days. We expect that the entire process until closing will take between 40 to 120 days, and the acquisition transaction should close shortly after all conditions to the transaction are satisfied, including regulatory approval being obtained.

How do Amber Road products fit with E2open’s capabilities? What is the product integration roadmap?

After the transaction closes, all existing Amber Road products will become a part of E2open’s portfolio. The combined portfolio will be promoted to cross-sell products across two install-bases. There are several synergies between the two product sets, and as we align our joint roadmap and release strategy, opportunities to leverage products and technologies will be evaluated in the context of use cases and industries. These opportunities will allow us to jointly accomplish more than what we would have as two separate companies.

All product and roadmap decisions will be made ensuring no adverse effect to existing customers and commitments. More details will follow once the acquisition has closed.

What is the impact on Amber Road customers?

There should be no immediate impact on existing Amber Road customers. Over the next few days, representatives from E2open and Amber Road will be reaching out to key leaders within each customer base to update them on the opportunities that this merger brings for them once the transaction closes.

For prospective Amber Road customers, we should be able to strengthen our offering with the joint portfolio of products. That said, all customer and prospect communication that involves the transaction with E2open should be treated in a sensitive manner and be coordinated with Stephanie Miles, Al Cooke, Ty Bordner, Bill Jackowski, Eric Sternkopf, or Kae-Por Chang.

How will Amber Road fit into the new organization, will there be management or headquarters changes?

As we have just announced the transaction, the transaction is proceeding through a process of regulatory approval. Concurrent with the regulatory approval process, the management teams of both companies will meet to plan for the organizational alignment and integration. We are not able to discuss further integration plans at this time but will talk about them in the future. For the present time, until the transaction closes, Amber Road and E2open will continue to operate as two independent companies and businesses.

What is the impact on employees?

Until the closing occurs, no integration will take place. As we progress towards closing the transaction, we will work together on integration planning. We intend to maintain the overall strategy and initiatives of Amber Road but with an eye towards potential integration where it makes sense and to achieve the benefits of the combination of Amber Road’s and E2open’s businesses.

Will my employee benefits change?

Amber Road and E2open are both committed to provide an inspiring place to work and attract the best talent. To meet this objective, we know the company must provide a competitive set of benefits to the employees. As we have just announced the transaction and are going through a process of regulatory approval, we are not able to discuss further integration plans at this time but will provide more information when we are able. For the present time, until the transaction closes, Amber Road continues to operate as it has in the past and will maintain all existing benefit plans and programs.

How will this transaction affect the day-to-day business?

The transaction will have no immediate impact on the day-to-day business. Please continue to focus on your job responsibilities. We will continue to update you as information becomes available. Until then, it is business as usual.

Will positions be eliminated as a result of this transaction? Will offices consolidate?

As we have just announced the transaction and are going through a process of regulatory approval, we are not able to discuss further integration plans at this time but will provide more information when we are able. For the present time, until the transaction closes, Amber Road continues to operate as it has in the past.

Do you expect employees to relocate?

As we have just announced the transaction and are going through a process of regulatory approval, we are not able to discuss further integration plans at this time but will provide more information when we are able. For the present time, until the transaction closes, Amber Road continues to operate as it has in the past.

I own common stock in Amber Road- what is the valuation of the transaction, and what is my stock worth now?

Upon closing of the transaction, all vested equities will be cashed out at closing at a price of $13.05 per share. Non-vested equities will be converted into a cash plan that may be paid out at $13.05 per share, contingent on certain criteria including, among other requirements, your continued employment through any applicable original vesting dates. Further communication will be sent concerning processing procedures for all equities including stock options.

What do I do if I am contacted by an investor, the press or someone other than customers and prospects?

Do not try to engage with them yourself – – For investors, please contact Staci Mortenson (staci.mortenson@icrinc.com) and for media Phil Denning (phil.denning@icrinc.com) who will coordinate the appropriate response.

Additional Information and Where to Find It

The offer for the outstanding shares of Amber Road, Inc. (the “Company”) referenced in this communication (the “Offer”) has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for the Offer materials that will be filed with the SEC upon commencement of the Offer. At the time the Offer is commenced, Offer materials will be filed on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of the Company at no expense to them. The Offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports and other information with the SEC. The Company’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement , including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of the pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018 and Form 10-Q for the quarterly period ended March 31, 2019, as well as the Tender Offer Statement on Schedule TO and other tender offer documents that will be filed. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.